Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

September 1, 2026

Agilent Technologies, Inc.,

5301 Stevens Creek Blvd.,

Santa Clara, California 95051.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $600,000,000 principal amount of 4.900% Senior Notes due 2032 (the “Securities”) of Agilent Technologies, Inc., a Delaware corporation (the “Company”), to be issued in exchange for the Company’s outstanding 4.900% Senior Notes due 2032 issued pursuant to the Indenture, dated as of March 12, 2021, as amended and supplemented by the fourth supplemental indenture, dated June 25, 2026, among the Company and Citibank, N.A., as trustee, (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and exchanged as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

Agilent Technologies, Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP